Exhibit 99.1

For release after market closes 7-29-09

Investor Relations Contact Craig Jackson, Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports 2nd Quarter 2009 Earnings; Revises 2009 Earnings Guidance; Announces 2010 Earnings Guidance

DAYTON, Ohio – July 29, 2009 – DPL Inc. (NYSE: DPL) today reported second quarter 2009 earnings of $0.37 per share, compared to $0.41 per share for the same period in 2008.  For the six months ended June 30, 2009, earnings were $0.99 per share compared to $1.07 for the same period in 2008.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.

Excluding certain one-time items, adjusted earnings for the second quarter 2008 were $0.34 per share.

Non-GAAP Earnings Per Share Reconciliation

	Three Months Ended June 30
	2009	2008
Earnings per share (GAAP) (unaudited)	$0.37	$0.41
Adjustments:
Ohio tax settlement	—	(0.07)
Adjusted earnings per share (Non-GAAP) (unaudited)	$0.37	$0.34

“DPL had a solid second quarter despite lower retail sales and lower market prices for power resulting from the slow economy,” said Paul Barbas, DPL president and CEO.  “From a regulatory standpoint, the Public Utilities Commission of Ohio (PUCO) approved our electric security plan and we implemented our recently filed transmission cost recovery rider.  And operationally, the company continues to effectively mitigate its fuel costs through our coal optimization process.  As we look forward, we remain focused on our core utility operations, targeting optimal operational performance and cost control.”

Second Quarter 2009 Financial Results

Revenues decreased $17.6 million to $361.2 million for the three months ended June 30, 2009 compared to $378.8 million for the same period in 2008.  This decrease was primarily the result of lower retail sales volume and lower market prices, partially offset by higher average rates for retail sales, increased RTO capacity and other revenues, as well as increased wholesale sales volume.

Retail revenues decreased $4.8 million resulting from an 8% decrease in sales volume driven largely by economic conditions, partially offset by a 7% increase in average retail rates due largely to the continued recovery of environmental costs.

Wholesale revenues decreased $20.1 million compared to the same period in the prior year primarily as a result of a 54% decrease in average wholesale market prices, partially offset by a 6% increase in wholesale sales volume.  RTO capacity and other revenues increased $7.3 million compared to the same period in the prior year due largely to additional revenue of $14.0 million that was realized from the PJM capacity auction, partially offset by a decrease in RTO other revenues of $6.8 million primarily due to lower PJM transmission and congestion revenues.

	Three Months Ended June 30
$ in millions	2009	2008	Variance
Retail	$282.2	$287.0	$(4.8)
Wholesale	19.7	39.8	(20.1)
RTO Revenues	21.4	28.2	(6.8)
RTO Capacity	34.7	20.7	14.0
Other Revenues	3.2	3.1	0.1
Total Revenues	$361.2	$378.8	$(17.6)

For the six months ended June 30, 2009, revenues decreased 2% to $776.2 million from $794.9 million for the same period in 2008.

Fuel Costs, which include coal (net of gains on sales), gas, oil, and emission allowances, increased $7.5 million for the three months ended June 30, 2009 compared to the same period in 2008 primarily due to a 14% increase in average fuel prices and a $2.8 million reduction in gains realized on emission allowance sales.   The increased costs were partially offset by a $5.8 million increase in gains realized on coal sales.

	Three Months Ended June 30
$ in millions	2009	2008	Variance
Coal	$76.1	$67.9	$8.2
Natural Gas	1.5	3.9	(2.4)
Oil	(0.5)	0.6	(1.1)
Emission Allowances	(1.2)	(4.0)	2.8
Total Fuel Costs	$75.9	$68.4	$7.5

For the six months ended June 30, 2009, fuel costs increased $27.0 million, or 21%, to $157.3 million compared to $130.3 million for the same period in 2008.

Purchased Power costs decreased $22.8 million for the three months ended June 30, 2009 compared to the same period in 2008.  The decrease in purchased power costs was due primarily to lower purchased power volume of $5.0 million, a $10.7 million decrease in average market prices, and lower RTO-related costs of $7.0 million.

	Three Months Ended June 30
$ in millions	2009	2008	Variance
Purchased Power	$14.0	$29.8	$(15.8)
RTO Charges	22.2	37.2	(15.0)
RTO Capacity	32.7	19.1	13.6
Deferral of RTO related charges	(5.6)	0.0	(5.6)
Total Purchased Power	$63.3	$86.1	$(22.8)

Purchased power costs decreased $46.1 million, or 27%, to $123.0 million for the six months ended June 30, 2009 compared to the same period in 2008.

Gross margin decreased $2.3 million, or 1%, to $222.0 million for the three months ended June 30, 2009 compared to the same period in 2008.  For the six months ended June 30, 2009, gross margin increased $0.4 million compared to the same period in 2008.

Operation and maintenance expense increased $5.7 million for the three months ended June 30, 2009 compared to the same period in 2008.  This variance was primarily the result of higher plant production costs of $2.6 million due largely to unplanned outages and costs associated with the operations of flue gas desulfurization (FGD) and selective catalytic reduction (SCR) equipment; higher employee benefit, incentive and pension expense of $2.2 million; and a $1.3 million increase in the Universal Service Fund (USF) rate rider related to assistance for low-income retail customers.

For the six months ended June 30, 2009, operation and maintenance expense increased $20.3 million to $152.5 million compared to the same period in 2008.

Depreciation expense for the three months ended June 30, 2009 increased $1.8 million compared to the same period in 2008 primarily as a result of higher asset balances due largely to the completion of the FGD projects in 2008.

For the six months ended June 30, 2009, depreciation costs increased $4.5 million, or 7%, to $71.7 million compared to the same period in 2008.

General Taxes decreased $5.0 million for the three months ended June 30, 2009 compared to the same period in 2008 primarily due to lower property tax accruals.

For the six months ended June 30, 2009, general taxes decreased 4%, or $2.7 million, to $59.6 million compared to the same period in 2008.

Amortization of Regulatory Assets decreased $1.1 million for the three months ended June 30, 2009 compared to the same period in 2008 primarily due to the 2004 and 2005 storm costs being fully recovered in the third quarter of 2008.

For the six months ended June 30, 2009, amortization of regulatory assets decreased $2.3 million to $3.2 million compared to the same period in 2008.

Interest expense for the three months ended June 30, 2009 decreased $5.6 million, or 22%, compared to the same period in 2008.  This decrease was primarily the result of interest savings related to the redemption of DPL’s $175 million 8% Senior Notes in March 2009 and DPL’s $100 million 6.25% Senior Notes in May 2008.

For the six months ended June 30, 2009, interest expense decreased $4.9 million, or 11%, to $41.1 million compared to the same period in 2008.

Income Taxes for the three months ended June 30, 2009 increased $5.5 million, or 39%, compared to the same period in 2008, primarily reflecting a decrease in tax expense in 2008 due to the settlement of Ohio Franchise Tax issues, partially offset by a decrease in the effective tax rate resulting from the phase-out of the Ohio Franchise Tax.

For the six months ended June 30, 2009, income taxes decreased $3.5 million to $56.0 million compared to the same period in 2008.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $55.8 million at June 30, 2009, compared to $62.5 million at December 31, 2008, a decrease of $6.7 million.  The decrease in cash and cash equivalents was primarily attributed to the retirement of $175 million of long-term debt, $89.6 million of capital expenditures, $63.8 million of dividends paid on common stock, $15.9 million used to repurchase outstanding stock warrants, and a $15 million repayment of the revolving credit facility, partially offset by a $155 million cash borrowing from the revolving credit facility, cash generated from operating activities of $184.7 million, $6.7 million of restricted funds drawn to fund pollution control capital expenditures, and $5.0 million of cash from the maturity of short-term investments.  At June 30, 2009, DPL had $7.9 million in restricted funds held in trust to fund pollution control capital expenditures.

Construction additions were $72.5 million and $106.5 million during the six month periods ended June 30, 2009 and 2008, respectively, and are expected to approximate $160 million in 2009.  Construction additions in 2009 are expected to be financed with a combination of cash on hand, short-term financing, long-term debt and cash flows from operations.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2009 through 2011, DPL is projecting to spend an estimated $500 million on capital projects.

2009 – 2010 Earnings Guidance

DPL has revised its 2009 earnings guidance from $2.00 to $2.30 per share to $2.00 to $2.20 per share.  Additionally, DPL’s 2010 earnings are estimated to be in the range of $2.35 to $2.60 per share.  The Company will discuss details of its 2009 and 2010 earnings guidance during its second quarter 2009 conference call and webcast.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under SEC Regulation G.  Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP).  DPL’s earnings per share is prepared in accordance with GAAP and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure.  DPL’s management believes that adjusted earnings per share information is relevant and useful information to our investors as this measure excludes certain one-time items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by unique large factors or one-time events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.  This press release includes a reconciliation of the non-GAAP financial measure of adjusted earnings per share to the comparable GAAP financial measure of earnings per share.

Conference Call and Webcast

At 9 a.m. Eastern on Thursday, July 30, DPL will host a conference call and Webcast to review second quarter 2009 financial results and discuss its earnings guidance.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888.713.4214 for domestic participants or 617.213.4866 for international callers.  The access code is 90454173.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The Webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the Web site at least 15 minutes prior to the start of the Webcast to register.  The Webcast will be available for replay on the DPL Web site in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
$ in millions except per share amounts	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$361.2	$378.8	$776.2	$794.9

Cost of revenues:
Fuel	75.9	68.4	157.3	130.3
Purchased power	63.3	86.1	123.0	169.1

Total cost of revenues	139.2	154.5	280.3	299.4

Gross margin	222.0	224.3	495.9	495.5

Operating expenses:
Operation and maintenance	75.5	69.8	152.5	132.2
Depreciation and amortization	35.8	34.0	71.7	67.2
General taxes	27.5	32.5	59.6	62.3
Amortization of regulatory assets	1.3	2.4	3.2	5.5

Total operating expenses	140.1	138.7	287.0	267.2

Operating income	81.9	85.6	208.9	228.3

Other income / (expense), net
Investment income	0.1	0.9	0.6	2.6
Interest expense	(19.4)	(25.0)	(41.1)	(46.0)
Other income / (deductions)	(0.9)	0.2	(1.1)	(0.5)
Total other income / (expense), net	(20.2)	(23.9)	(41.6)	(43.9)

Earnings before income tax	61.7	61.7	167.3	184.4

Income tax expense	19.6	14.1	56.0	59.5

Net Income	$42.1	$47.6	$111.3	$124.9

Average number of common shares outstanding (millions):
Basic	112.2	109.4	112.2	109.4
Diluted	113.2	117.3	112.9	116.8

Earnings per share of common stock:
Basic	$0.38	$0.43	$0.99	$1.14
Diluted	$0.37	$0.41	$0.99	$1.07

Dividends paid per share of common stock	$0.285	$0.275	$0.570	$0.550

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2009	2008
	(unaudited)
Cash flows from operating activities:
Net income	$111.3	$124.9

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71.7	67.2
Amortization of regulatory assets	3.2	5.5
Deferred income taxes	127.9	28.5
Changes in certain assets and liabilities	(133.3)	(20.1)
Other	3.9	(5.6)
Net cash provided by operating activities	184.7	200.4

Cash flows from investing activities:
Capital expenditures	(89.6)	(118.4)
Proceeds from sale of property	1.2	—
Maturity of short-term investment	5.0	—
Net cash used for investing activities	(83.4)	(118.4)

Cash flows from financing activities:
Exercise of stock options	—	1.1
Tax impact related to exercise of stock options	—	0.1
Repurchase of warrants	(15.9)	—
Retirement of long-term debt	(175.0)	(100.0)
Repurchase of pollution control bonds	—	(90.0)
Withdrawals of restricted funds held in trust, net	6.7	20.5
Dividends paid on common stock	(63.8)	(59.9)
Withdrawals from revolving credit facility	155.0	90.0
Repayment of borrowings from revolving credit facility	(15.0)	—
Net cash used for financing activities	(108.0)	(138.2)

Cash and cash equivalents:
Net change	(6.7)	(56.2)
Balance at beginning of period	62.5	134.9

Cash and cash equivalents at end of period	$55.8	$78.7

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$41.0	$43.4
Income taxes paid, net of refunds	$8.6	$70.4
Non-cash financing and investing activities:
Restricted funds held in trust	$7.9	$16.5
Accruals for capital expenditures	$22.6	$36.2

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
$ in millions	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$55.8	$62.5
Restricted funds held in trust	7.9	14.5
Accounts receivable, less provision for uncollectible accounts of $1.9 and $1.1, respectively	282.1	259.9
Inventories, at average cost	127.0	105.1
Taxes applicable to subsequent years	28.3	58.0
Other current assets	23.5	26.7
Total current assets	524.6	526.7

Property:
Property, plant and equipment	5,293.6	5,227.0
Less: Accumulated depreciation and amortization	(2,409.7)	(2,350.6)
Total net property	2,883.9	2,876.4

Other noncurrent assets:
Regulatory assets	263.8	233.7
Other deferred assets	42.0	38.3
Total other noncurrent assets	305.8	272.0

Total Assets	$3,714.3	$3,675.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$0.7	$175.7
Accounts payable	116.0	178.3
Accrued taxes	91.9	130.4
Accrued interest	25.4	25.0
Revolving credit borrowings	140.0	—
Other current liabilities	43.3	34.5
Total current liabilities	417.3	543.9

Noncurrent liabilities:
Long-term debt	1,375.9	1,376.1
Deferred taxes	566.5	433.7
Regulatory liabilities	123.7	121.9
Unamortized investment tax credit	36.6	38.0
Insurance and claims costs	16.1	17.6
Other deferred credits	139.4	145.4
Total noncurrent liabilities	2,258.2	2,132.7

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	19.8	31.0
Common stock held by employee plans	(20.8)	(27.6)
Accumulated other comprehensive loss	(42.5)	(44.6)
Retained earnings	1,058.2	1,015.6
Total common shareholders’ equity	1,015.9	975.6

Total Liabilities and Shareholders’ Equity	$3,714.3	$3,675.1

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Electric Sales (millions of kWh):
Residential	1,024	1,089	2,625	2,769
Commercial	922	987	1,838	1,946
Industrial	853	996	1,613	1,963
Other retail	358	369	696	716
Total retail	3,157	3,441	6,772	7,394

Wholesale	553	520	1,124	1,419

Total electric sales	3,710	3,961	7,896	8,813

Operating Revenues ($ in thousands):
Residential	$115,609	$113,921	$275,860	$269,590
Commercial	82,087	85,767	162,642	164,671
Industrial	57,035	60,070	110,876	118,207
Other retail	25,246	25,021	48,966	47,852
Other miscellaneous revenues	2,138	2,173	4,113	4,749
Total retail	282,115	286,952	602,457	605,069

Wholesale	19,679	39,854	50,583	96,925

RTO revenues	56,119	48,969	117,031	87,022

Other revenues	3,231	3,042	6,093	5,899

Total operating revenues	$361,144	$378,817	$776,164	$794,915

Other Statistics:
Average price per kWh - retail (cents)	8.87	8.28	8.84	8.12
Fuel cost per net kWh generated (cents)	2.42	2.24	2.48	2.14
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.08	1.86	2.02	1.60
Electric customers at end of period	514,252	514,542	514,252	514,542
Average kWh use per residential customer	2,246	2,383	5,748	6,055
Peak demand - maximum one-hour use (mw)	2,909	2,902	2,909	2,902
Total generation (millions of kWh)	3,651	3,681	7,784	8,141

Degree Days
Heating	553	602	3,446	3,644
Cooling	306	241	307	241

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.